Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Westmoreland-LG&E Partners:
We consent to the incorporation by reference in the registration statement on Form S-1 (No. 333-158577) of Westmoreland Coal Company of our report dated March 13, 2009, with respect to the statements of operations and comprehensive loss, partners’ capital, and cash flows of Westmoreland-LG&E Partners for the six months ended June 30, 2006, which report appears in the December 31, 2008 Annual Report on Form 10-K of Westmoreland Coal Company, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP
Denver, Colorado
May 20, 2009